Exhibit 99.1

Foresight Energy LP Reports Full-Year1 and Fourth Quarter 2017 Results

Full-Year 2017 Highlights:

•	Coal sales of $944.4 million on sales volumes of 21.4 million tons, respective increases of 9% and 11% compared to prior year.
•	Adjusted EBITDA of $293.8 million.
•	Cash flows from operations of $144.5 million.
•

Net loss attributable to limited partner units of $215.2 million.  Net loss includes $95.5 million of debt restructuring charges and $42.7 million of asset impairment charges related to the March 2015 Hillsboro Energy, LLC combustion event.

•

Paid cash distributions to common unitholders totaling $9.7 million, or $0.1252 per unit, during 2017 and declared a $0.0565 per unit distribution from retained excess cash flow, to be paid on March 30, 2018 to unitholders of record as of March 20, 2018.

•	Excess Cash Flow Sweep of $55.7 million to be applied to first lien debt in 2018.

ST.  LOUIS, Missouri — (BUSINESS WIRE) — March 7, 2018 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the fourth quarter and year ended December 31, 2017.  Foresight generated fiscal year coal sales revenues of $944.4 million on sales volumes of 21.4 million tons resulting in a net loss attributable to limited partner units of $215.2 million, Adjusted EBITDA of $293.8 million and cash flows from operations of $144.5 million.  Annual sales volumes for 2017 increased 11% compared to 2016 sales volumes as more tons were sold into the export market.  Overall results for 2017 were negatively impacted by $95.5 million of expense related to the early extinguishment of debt resulting from the March 2017 refinancing transaction.  Also negatively impacting the 2017 results is impairment expense totaling $42.7 million for certain underground mining equipment that was permanently sealed within, or deemed to be unrecoverable from, Hillsboro Energy, LLC’s (“Hillsboro”) Deer Run Mine related to the re-entry plan that was submitted to MSHA in December 2017.  Partially offsetting these charges were insurance recoveries totaling $16.4 million related to the 2015 combustion event at the Hillsboro operation.  The insurance recoveries included $12.8 million for business interruption proceeds, which was recorded in other operating income, and $3.6 million for ongoing mitigations costs, which was recorded as a reduction in cost of coal sales.

“Financial and operating results for 2017 showed significant improvement over the prior year driven primarily by a stronger year-over-year export market.  The improvements in tons sold and revenue allowed Foresight to generate over $293 million of Adjusted EBITDA and nearly $145 million of cash from operations.  Operationally, we safely and efficiently produced 21.2 million tons during the year, an increase of 11% compared to the prior year.  Foresight’s operating mines also retained their position among the most productive and lowest cost underground mines in the country,” stated Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer.

Foresight also announced that due to the Partnership’s strong operating performance during the fourth quarter, the Board of Directors of its General Partner approved a quarterly cash distribution of $0.0565 per unit from retained excess cash flow.  The distribution is payable on March 30, 2018 for unitholders of record on March 20, 2018.  In addition, an excess cash flow sweep payment of $55.7 million will be applied to the Partnership’s first lien debt in 2018.

Consolidated Financial Results

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Coal sales totaled $944.4 million for 2017 compared to $866.6 million for 2016, representing an increase of $77.8 million, or 9%.  The increase in coal sales revenues was driven by a nearly 11%, or 2.1 million, increase in tons sold.  Slightly offsetting this increase was a nearly 2%, or $0.77 per ton, decrease in coal sales realizations.  The improvement in tons sold was principally the result of an improved export market in 2017 compared to 2016.  The decrease in coal sales realizations per ton was principally driven by the expiration and repricing of certain higher priced contracts, which was partially offset by higher realized export prices and volumes.

Cost of coal produced was $485.6 million, or $22.85 per ton sold, for 2017 compared to $424.0 million, or $22.32 per ton sold, for 2016.  The increase in cost of coal produced was primarily due to higher sales volumes during the 2017 year compared to the 2016 year.  The slight increase in per ton costs during the current year was driven largely by an $8.9 million non-cash increase to the fair value of inventory due to the application of pushdown accounting.  Additionally, results for the 2016 year included the benefit of $10.5 million of insurance recoveries related to direct mitigation costs in 2015 and 2016 from the Hillsboro combustion event.

Transportation costs increased $23.8 million from $139.7 million in 2016 to $163.5 million in 2017.  The increase in fiscal year 2017 compared to fiscal year 2016 was due to higher sales volumes and an increase in the proportion of tons sold to the export market.  During 2017, 27% of coal sales volumes were shipped to the export market compared to 17% during 2016.

During the year ended December 31, 2017, Foresight recognized depreciation, depletion and amortization expense of $207.1 million compared to $164.2 million during the year ended December 31, 2016.  The increase of $42.9 million is due to the increase in fair market value of assets resulting from the application of pushdown accounting.

Selling, general and administrative expense increased $4.8 million from $25.3 million in 2016 to $30.1 million in 2017.  The increase is primarily due to increases in the management services agreement between Foresight and Murray Energy Corporation (“Murray Energy”) resulting from the March 2017 refinancing transaction and Murray Energy exercising its option to acquire majority ownership of Foresight’s general partner.

During the year ended December 31, 2017, Foresight recorded impairment charges totaling $42.7 million associated with certain longwall mining equipment that was permanently sealed within, or deemed to be unrecoverable from Hillsboro’s Deer Run mine.  During the year ended December 31, 2016, Foresight recorded impairment charges of $74.6 million related to certain prepaid royalty assets for which recoupment was deemed to be improbable.

The fiscal year 2017 included losses on commodity contracts totaling $4.1 million compared to losses of $23.8 million for fiscal year 2016.  The decreased loss during the current year was principally due to a less significant increase in the API2 curve during 2017 compared to 2016 as well as a year over year decline in the notional value of the open commodity contracts.

Other operating income during the year ended December 31, 2017, totaled $13.1 million, a decrease of $9.1 million compared to the $22.2 million recognized during the year ended December 31, 2016.  The decrease in other operating income is principally the result of the receipt of $12.8 million in payments during the current year from insurance companies related to business interruption from the Hillsboro combustion event compared to $20.0 million in payments received during the 2016 year period.

Interest expense during fiscal year 2017 increased $2.1 million compared to interest expense during fiscal year 2016.  The increase was due primarily to higher interest costs resulting from the August 2016 debt restructuring transaction, as the prior second lien notes and 2017 Exchangeable PIK Notes outstanding through the first quarter 2017 carried a substantially higher effective interest rate than senior notes they replaced.

Associated with the March 2017 refinancing transaction, Foresight recognized $95.5 million of expense related to the early extinguishment of debt.  Included in this amount was $57.6 million of expense related to the make-whole/equity-claw premiums and other costs to retire the prior second lien notes and the early write-off of $37.9 million of unamortized debt discounts and debt issuance costs from the retired debt.  Comparatively, during 2016 Foresight recognized $13.2 million of expense related to the early extinguishment of debt resulting from the August 2016 refinancing transaction.  Also, as part of the August 2016 transaction, Foresight realized $21.8 million of debt restructuring costs.

During 2017, Foresight generated operating cash flows of $144.5 million and ended the year with $2.2 million in cash and $161.0 million of available borrowing capacity, net of outstanding letters of credit, under its revolving credit facility.  Capital expenditures for the year ended December 31, 2017 totaled $76.5 million compared $54.6 million for the year ended December 31, 2016.  The $21.9 million increase in capital expenditures was primarily the result of returning to normal maintenance spending levels following 2016, where capital was conserved through the debt restructuring process.

Three Months Ended December 31, 2017 Compared to Three Months Ended December 31, 2016

Coal sales were $282.4 million for the three months ended December 31, 2017 compared to $251.0 million for the prior year period.  This change was driven by a 0.8 million ton increase in total tons sold, offset by a $1.45 per ton decrease in sales realizations per ton.  The decrease in coal sales realizations per ton was principally driven by the expiration and repricing of certain higher priced contracts, which was partially offset by higher realized export prices and volumes.

Cost of coal produced for the three months ended December 31, 2017 was $139.2 million compared to $112.4 million for the three months ended December 31, 2016.  The increase in cost of coal produced was principally driven by a 1.1 million ton increase in produced tons sold during the quarter.

Guidance for 2018

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is providing the following guidance for 2018:

Sales Volumes – Based on current committed position and expectations for the remainder of 2018, Foresight is projecting sales volumes to be between 21.5 and 22.8 million tons, with over 5.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $280 to $310 million.

Capital Expenditures – Total 2018 capital expenditures are estimated to be between $70 and $80 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 1, 2017.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, a change in the fair value of the warrant liability and material nonrecurring or other items which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interests, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2018. A reconciliation of estimated 2018 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not practical to assess due to unknown variables and uncertainty related to future results. In recent years, the Partnership has recognized significant asset impairment charges, transition and reorganization costs, losses on early extinguishment of debt, and debt restructuring costs.  While these items affect U.S. GAAP net income (loss), they are generally excluded from Adjusted EBITDA. Therefore these items do not materially impact the Partnership’s ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling over 2 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M.  Broadbent

Director of Investor and Media Relations

740-338-3100

Investor.relations@foresight.com

Media@coalsource.com

[1]

Foresight adopted pushdown accounting as of March 31, 2017 as a result of Murray Energy obtaining control of its general partner.  As required by pushdown accounting, the Partnership revalued its balance sheet on the change of control date and therefore certain financial statement line items are not comparable to prior periods.  As such, operational results prior to March 31, 2017 were recorded on the predecessor financial statements (the “Predecessor”).  Operational results subsequent to March 31, 2017 were recorded on the successor financial statements (the “Successor”).  References herein to the “Full-Year 2017”, the “year ended December 31, 2017”, the “fiscal year 2017”, and similar combine the operational results before and after March 31, 2017 to enhance the comparability of such information to the prior year.

Foresight Energy LP

Consolidated Balance Sheets

(In Thousands)

	(Successor)	(Predecessor)
	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$2,179	$103,690
Accounts receivable	35,158	54,905
Due from affiliates	37,685	16,891
Financing receivables - affiliate	3,138	2,904
Inventories, net	40,539	43,052
Prepaid royalties	4,000	3,136
Deferred longwall costs	9,520	13,310
Coal derivative assets	—	7,650
Other prepaid expenses and current assets	10,844	21,443
Contract-based intangibles	11,268	—
Total current assets	154,331	266,981
Property, plant, equipment, and development, net	2,378,605	1,318,937
Due from affiliates	947	1,843
Financing receivables - affiliate	64,097	67,235
Prepaid royalties	1,250	13,765
Other assets	5,358	20,250
Contract-based intangibles	2,052	—
Total assets	$2,606,640	$1,689,011
Liabilities and partners’ capital (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$109,532	$368,993
Current portion of sale-leaseback financing arrangements	4,148	1,372
Accrued interest	13,410	29,760
Accounts payable	76,658	60,971
Accrued expenses and other current liabilities	62,442	43,592
Asset retirement obligations	4,416	7,273
Due to affiliates	13,324	20,904
Contract-based intangibles	28,688	—
Total current liabilities	312,618	532,865
Long-term debt and capital lease obligations	1,205,000	1,022,070
Sale-leaseback financing arrangements	196,496	190,497
Asset retirement obligations	39,655	37,644
Warrant liability	—	51,169
Other long-term liabilities	32,330	9,359
Contract-based intangibles	144,715	—
Total liabilities	1,930,814	1,843,604
Limited partners' capital (deficit):
Common unitholders (77,644 and 66,105 units outstanding as of December 31, 2017 and 2016, respectively)	421,161	100,628
Subordinated unitholders (64,955 units outstanding as of December 31, 2017 and 2016)	254,665	(255,221)
Total limited partners' capital (deficit)	675,826	(154,593)
Total liabilities and partners' capital (deficit)	$2,606,640	$1,689,011

Foresight Energy LP

Consolidated Statements of Operations

(In Thousands, Except Per Unit Data)

	(Unaudited)	(Unaudited)			(Unaudited)
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	Combined -	(Predecessor)
	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Period from April 1, 2017 through December 31, 2017	Period From January 1, 2017 through March 31, 2017	Period from January 1, 2017 through December 31, 2017	Year Ended December 31, 2016
Revenues
Coal sales	$282,431	$250,966	$716,617	$227,813	$944,430	$866,628
Other revenues	2,180	1,956	7,527	2,581	10,108	9,204
Total revenues	284,611	252,922	724,144	230,394	954,538	875,832

Costs and expenses
Cost of coal produced (excluding depreciation, depletion and amortization)	139,215	112,437	367,844	117,762	485,606	423,995
Cost of coal purchased	—	12,807	—	7,973	7,973	13,541
Transportation	58,100	42,980	125,772	37,726	163,498	139,659
Depreciation, depletion and amortization	64,503	38,691	167,794	39,298	207,092	164,212
Contract amortization	8,286	—	1,408	—	1,408	—
Accretion on asset retirement obligations	725	844	2,179	710	2,889	3,376
Selling, general and administrative	8,420	6,618	23,555	6,554	30,109	25,265
Long-lived asset impairments	42,667	74,575	42,667	—	42,667	74,575
Transition and reorganization costs	—	—	—	—	—	6,889
Loss on commodity derivative contracts	389	6,482	2,607	1,492	4,099	23,752
Other operating (income) loss, net	1	(20,037)	(13,537)	451	(13,086)	(22,161)
Operating (loss) income	(37,695)	(22,475)	3,855	18,428	22,283	22,729
Other expenses
Interest expense, net	36,496	43,932	107,904	43,380	151,284	149,201
Debt restructuring costs	—	119	—	—	—	21,821
Change in fair value of warrants	—	18,576	—	(9,278)	(9,278)	17,124
(Gain) Loss on early extinguishment of debt	—	(90)	—	95,510	95,510	13,203
Net loss	(74,191)	(85,012)	(104,049)	(111,184)	(215,233)	(178,620)
Less: net income attributable to noncontrolling interests	—	—	—	—	—	169
Net loss attributable to limited partner units	$(74,191)	$(85,012)	$(104,049)	$(111,184)	$(215,233)	$(178,789)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(38,256)	$(42,881)	$(52,143)	$(56,259)	$(108,402)	$(90,015)
Subordinated unitholders	$(35,935)	$(42,131)	$(51,906)	$(54,925)	$(106,831)	$(88,774)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.49)	$(0.65)	$(0.68)	$(0.85)	n/a	$(1.37)
Subordinated unitholders	$(0.55)	$(0.65)	$(0.80)	$(0.85)	n/a	$(1.37)

Weighted average limited partner units outstanding - basic and diluted:
Common units	77,644	66,105	77,145	66,533	n/a	65,829
Subordinated units	64,955	64,955	64,955	64,955	n/a	64,955

Distributions declared per limited partner unit	$0.0605	$—	$0.1252	$—	$0.1252	$—

Foresight Energy LP

Consolidated Statements of Cash Flows

(In Thousands)

	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	Period from April 1, 2017 through December 31, 2017	Period From January 1, 2017 through March 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Cash flows from operating activities
Net loss	$(104,049)	$(111,184)	$(178,620)	$(38,684)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	167,794	39,298	164,212	195,415
Amortization of debt issuance costs and debt discount	1,927	6,365	12,580	6,878
Contract amortization	1,408	—	—	—
Equity-based compensation	575	318	5,106	13,704
Loss (gain) on commodity derivative contracts	2,607	1,492	23,752	(45,691)
Settlements of commodity derivative contracts	(172)	3,724	12,644	61,223
Realized gains on commodity derivative contracts included in investing activities	—	(3,520)	—	(19,073)
Change in fair value of warrants	—	(9,278)	17,124	—
Long-lived asset impairments	42,667	—	74,575	12,592
Transition and reorganization expenses paid by Foresight Reserves (affiliate)	—	—	2,333	10,032
Current period interest expense converted into debt	—	—	31,484	—
Non-cash debt extinguishment expense	—	95,510	11,124	—
Non-cash impact of recording coal inventory to fair value in pushdown accounting	8,868	—	—	—
Other	245	1,321	4,897	5,208
Changes in operating assets and liabilities:
Accounts receivable	52	19,695	6,420	19,586
Due from/to affiliates, net	(14,321)	(13,157)	12,940	(25,345)
Inventories	4,788	(917)	7,858	27,994
Prepaid expenses and other assets	(46)	(2,375)	(7,608)	(250)
Prepaid royalties	1,368	(241)	(15,790)	(18,945)
Commodity derivative assets and liabilities	633	(532)	3,938	(1,911)
Accounts payable	8,363	7,324	5,779	(5,014)
Accrued interest	8,961	(9,803)	22,905	(562)
Accrued expenses and other current liabilities	(11,574)	(3,430)	5,537	874
Other	1,963	1,782	2,030	2,381
Net cash provided by operating activities	122,057	22,392	225,220	200,412
Cash flows from investing activities
Investment in property, plant, equipment and development	(56,547)	(19,908)	(54,584)	(85,026)
Investment in financing arrangements with Murray Energy (affiliate)	—	—	—	(75,000)
Settlement of certain coal derivatives	—	3,520	—	19,073
Return of investment on financing arrangements with Murray Energy (affiliate)	2,199	705	2,689	2,172
Acquisition of an affiliate	—	—	(100)	—
Proceeds from sale of equipment	—	1,898	4,366	—
Net cash used in investing activities	(54,348)	(13,785)	(47,629)	(138,781)
Cash flows from financing activities
Net change in borrowings under revolving credit facility	—	(352,500)	—	33,000
Net change in borrowings under A/R securitization program	(21,200)	7,000	(26,800)	41,000
Proceeds from long-term debt and capital lease obligations	—	1,234,438	—	59,325
Payments on long-term debt and capital lease obligations	(33,971)	(970,721)	(45,692)	(44,440)
Payments on short-term debt	(3,631)	—	(739)	(2,559)
Proceeds from issuance of common units to Murray Energy (affiliate)	—	60,586	—	—
Distributions paid	(9,725)	—	(182)	(152,352)
Debt extinguishment costs	—	(57,645)	—	—
Debt issuance costs paid	—	(27,328)	(15,735)	(2,751)
Other	(1,238)	(1,892)	(2,291)	(1,825)
Net cash used in financing activities	(69,765)	(108,062)	(91,439)	(70,602)
Net increase (decrease) in cash and cash equivalents	(2,056)	(99,455)	86,152	(8,971)
Cash and cash equivalents, beginning of period	4,235	103,690	17,538	26,509
Cash and cash equivalents, end of period	$2,179	$4,235	$103,690	$17,538

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands)

	(Successor) Three Months Ended December 31, 2017	(Predecessor) Three Months Ended December 31, 2016	(Successor) Three Months Ended September 30, 2017	(Successor) Period from April 1, 2017 through December 31, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period from January 1, 2017 through December 31, 2017	(Predecessor) Year Ended December 31, 2016

Net loss attributable to controlling interests(1)(2)	$(74,191)	$(85,012)	$(13,581)	$(104,049)	$(111,184)	$(215,233)	$(178,789)
Interest expense, net	36,496	43,932	35,988	107,904	43,380	151,284	149,201
Depreciation, depletion and amortization	64,503	38,691	53,754	167,794	39,298	207,092	164,212
Accretion on asset retirement obligations	725	844	726	2,179	710	2,889	3,376
Contract amortization	8,286	—	(15,611)	1,408	—	1,408	—
Noncash impact of recording coal inventory to fair value in pushdown accounting	—	—	4,306	8,868	—	8,868	—
Transition and reorganization costs (excluding amounts included in equity-based compensation)	—	—	—	—	—	—	2,574
Equity-based compensation(3)	136	395	228	575	318	893	5,106
Long-lived asset impairments	42,667	74,575	—	42,667	—	42,667	74,575
Loss (gain) on commodity derivative contracts	389	6,482	1,101	2,607	1,492	4,099	23,752
Settlements of commodity derivative contracts	(492)	(468)	(124)	(172)	3,724	3,552	12,644
Debt restructuring costs	—	119	—	—	—	—	21,821
Change in fair value of warrants	—	18,576	—	—	(9,278)	(9,278)	17,124
Loss (gain) on early extinguishment of debt	—	(90)	—	—	95,510	95,510	13,203
Adjusted EBITDA	$78,519	$98,044	$66,787	$229,781	$63,970	$293,751	$308,799

(1) - Included in net loss attributable to controlling interests during the period from April 1, 2017, through December 31, 2017, were insurance recoveries for the reimbursement of mitigation costs of $3.6 million, which were recorded in cost of coal sales (excluding depreciation, depletion and amortization) and business interruption proceeds of $12.8 million, which were recorded in other operating income, net.

(2) - Included in net loss attributable to controlling interests during 2016 were insurance recoveries for the reimbursement of mitigation costs of $10.5 million, which were recorded in cost of coal sales (excluding depreciation, depletion and amortization) and business interruption proceeds of $20.0 million, which were recorded in other operating income, net.

(3) - Includes equity-based compensation of $4.3 million for the year ended December 31, 2016, which was recorded in transition and reorganization costs in the consolidated statements of operations.

Operating Metrics (In Thousands, Except Per Ton Data)

	(Successor) Three Months Ended December 31, 2017	(Predecessor) Three Months Ended December 31, 2016	(Successor) Three Months Ended September 30, 2017	(Successor) Period from April 1, 2017 through December 31, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period from January 1, 2017 through December 31, 2017	(Predecessor) Year Ended December 31, 2016

Produced tons sold	6,008	4,923	5,242	16,085	5,165	21,250	18,992
Purchased tons sold	—	256	—	—	118	118	278
Total tons sold	6,008	5,179	5,242	16,085	5,283	21,368	19,270

Tons produced	4,955	5,072	5,297	15,912	5,267	21,179	19,040

Coal sales realization per ton sold(1)	$47.01	$48.46	$43.81	$44.55	$43.12	$44.20	$44.97
Cash cost per ton sold(2)	$23.17	$22.84	$23.43	$22.87	$22.80	$22.85	$22.32
Netback to mine realization per ton sold(3)	$37.34	$40.16	$36.29	$36.73	$35.98	$36.55	$37.73

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.